Exhibit 99.1

Gordmans Stores, Inc. Announces Third Quarter 2011 Results

Third Quarter – Net sales up 6.5%; Gross profit margin increased 80 basis points; Diluted EPS of $0.25

Omaha, Nebraska (November 30, 2011) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its third quarter (thirteen weeks) and nine month period (thirty-nine weeks) ended October 29, 2011.

Third Quarter Highlights

•	Net sales increased 6.5% to $131.6 million compared to $123.6 million in the third quarter of fiscal 2010.

•	Gross profit margin increased 80 basis points over the third quarter of fiscal 2010 to 45.0%.

•

Net income increased 11.1% to $4.7 million compared to adjusted net income of $4.3 million in the third quarter of fiscal 2010, which excludes pre-tax non-recurring charges of $10.6 million related to the Company’s initial public offering in August 2010.

•	Diluted earnings per share were $0.25.

Nine Month Highlights

•	Net sales increased 5.1% to $366.3 million compared to $348.6 million for the nine months ended October 30, 2010.

•	Gross profit margin increased 70 basis points over the same nine month period last year to 45.8%.

•

Net income increased 7.5% to $15.0 million compared to adjusted net income of $13.9 million in the first nine months of fiscal 2010, which excludes non-recurring charges of $10.6 million related to the Company’s initial public offering.

•	Diluted earnings per share were $0.77.

Jeff Gordman, President and Chief Executive Officer, stated: “Our total sales increase of 6.5% for the third quarter of 2011 was attributable to six new stores that we opened in Minneapolis, Chicago and St. Joseph, MO during the first nine months of the year. Our comparable store sales decreased 1.3% for the third quarter of fiscal 2011, which compared to a 6.0% comparable store sales increase in the third quarter of 2010. Net income exceeded adjusted net income for the same period last year as a result of strong gross profit margins, which were 80 basis points greater than last year and solid management of store level expenses. In addition, we shifted approximately $1.0 million of forecasted selling, general and administrative expenses, primarily related to marketing and hiring, from the third quarter to the fourth quarter of the year.”

Third Quarter Financial Results

Net sales for the thirteen weeks ended October 29, 2011 increased 6.5% to $131.6 million from $123.6 million for the same period last year, while comparable store sales decreased 1.3%. Gross profit increased by 80 basis points to $59.2 million, or 45.0% of net sales, from $54.7 million, or 44.2% of net sales, in the third quarter of fiscal 2010. Selling, general and administrative costs were $51.4 million, or 39.1% of net sales, compared to $58.4 million, or 47.3% of net sales, in the third quarter of fiscal 2010. Selling, general and administrative costs for the third quarter of fiscal 2010 include one-time, pre-tax charges of $10.6 million related to the Company’s initial public offering in August 2010. Excluding these one-time expenses, non-GAAP adjusted selling, general and administrative costs were $47.8 million, or 38.7% of net sales, for the third quarter of fiscal 2010. Net income for the third quarter of fiscal 2011 was $4.7 million, or $0.25 per diluted share (based on 19,328,278 diluted shares outstanding), compared to a net loss of $2.5 million, or $0.13 per diluted share (based on 18,869,339 diluted shares outstanding), in the third quarter of fiscal 2010. Excluding the one-time, pre-tax charges of $10.6 million related to the Company’s initial public offering, non-GAAP adjusted net income was $4.3 million, or $0.22 per diluted share (based on 19,034,912 diluted shares outstanding), in the third quarter of fiscal 2010.

Nine Month Financial Results

Net sales for the thirty-nine weeks ended October 29, 2011 increased 5.1% to $366.3 million from $348.6 million for the same period last year while comparable store sales were even with that of the previous year. Gross profit increased by 70 basis points to $167.7 million during the nine months ended October 29, 2011, or 45.8% of net sales, from $157.2 million, or 45.1% of net sales, in the prior year. Selling, general and administrative costs were $143.1 million for the nine months ended October 29, 2011, or 39.1% of net sales, compared to $145.0 million, or 41.6% of net sales, in the prior year. Selling, general and administrative costs for the thirty-nine weeks ended October 30, 2010 include one-time, pre-tax charges of $10.6 million related to the Company’s initial public offering in August 2010. Excluding these one-time expenses, non-GAAP adjusted selling, general and administrative costs were $134.4 million, or 38.6% of net sales, for the thirty-nine weeks ended October 30, 2010. Net income for the thirty-nine weeks ended October 29, 2011 was $15.0 million, or $0.77 per diluted share (based on 19,392,178 diluted shares outstanding), compared to net income of $7.2 million in the prior year. Excluding the one-time, pre-tax charges of $10.6 million related to the initial public offering, non-GAAP adjusted net income was $13.9 million, or $0.82 per diluted share (based on 16,960,722 diluted shares outstanding), in the first thirty-nine weeks of fiscal 2010.

Outlook

The Company expects the sales trend it has experienced for the first nine months of the year to continue through the fourth quarter. Total sales are projected to be between $185 million and $187 million and earnings per share is projected in the range of $0.48 to $0.52 (using a diluted share count of approximately 19.4 million shares), including a shift of forecasted selling, general and administrative expenses primarily related to marketing and hiring of $0.04 per share from the third quarter into the fourth quarter, compared to the previous earnings per share guidance of $0.51 to $0.55. For the fiscal year ending January 28, 2012, the Company expects net sales to be between $551 million and $553 million, and diluted earnings per share to be in the range of $1.25 to $1.29 (using a diluted share count of approximately 19.4 million), compared to the previous guidance of $1.22 to $1.27.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, November 30, 2011 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 74 stores in 16 Midwestern and surrounding states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	October 29, 2011	January 29, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,531	$29,368
Accounts receivable	1,694	1,557
Landlord receivable	10,446	2,077
Income taxes receivable	2,599	1,375
Merchandise inventories	113,644	59,775
Deferred income taxes	2,450	2,417
Prepaid expenses and other current assets	6,860	5,394

Total current assets	145,224	101,963
PROPERTY AND EQUIPMENT, net	31,954	18,240
INTANGIBLE ASSETS, net	2,100	2,166
DEFERRED INCOME TAXES	—	486
OTHER ASSETS	2,372	2,279

TOTAL ASSETS	$181,650	$125,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$75,666	$36,833
Accrued expenses	22,912	26,672
Current portion of long-term debt	864	1,932

Total current liabilities	99,442	65,437

NONCURRENT LIABILITIES:
Long-term debt, less current portion	301	956
Deferred rent	13,392	6,655
Deferred income taxes	1,175	—
Other liabilities	30	33

Total noncurrent liabilities	14,898	7,644

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	51,121	50,830
Retained earnings	16,170	1,204

Total stockholders’ equity	67,310	52,053

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$181,650	$125,134

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

(Unaudited)

	13 Weeks Ended October 29, 2011	13 Weeks Ended October 30, 2010	39 Weeks Ended October 29, 2011	39 Weeks Ended October 30, 2010
Net sales	$131,629	$123,606	$366,328	$348,615
License fees from leased departments	1,800	1,676	4,878	4,643
Cost of sales	(74,196)	(70,590)	(203,540)	(196,076)

Gross profit	59,233	54,692	167,666	157,182
Selling, general and administrative expenses	(51,425)	(58,412)	(143,072)	(144,983)

Income / (loss) from operations	7,808	(3,720)	24,594	12,199
Interest expense	(148)	(167)	(455)	(571)

Income / (loss) before taxes	7,660	(3,887)	24,139	11,628
Income tax (expense) benefit	(2,911)	1,409	(9,173)	(4,455)

Net income / (loss)	$4,749	$(2,478)	$14,966	$7,173

Basic earnings / (loss) per share	$0.25	$(0.13)	$0.78	$0.43
Diluted earnings / (loss) per share	$0.25	$(0.13)	$0.77	$0.42

Basic weighted average shares outstanding	19,070,949	18,869,339	19,109,361	16,729,537
Diluted weighted average shares outstanding	19,328,278	18,869,339	19,392,178	16,960,722

GORDMANS STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in 000’s except share data)

(Unaudited)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying earnings release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

As used in the accompanying earnings release, the company defines non-GAAP as reported amounts for the periods presented to exclude the effects of one-time, pre-tax charges related to the initial public offering, which were primarily fees associated with the termination of our consulting agreement with Sun Capital Partners Management V, LLC (“Sun Capital Management”). These non-GAAP financial measures provide the company and investors with an understanding of the company’s financial measures adjusted to exclude the effect of the charges described above.

These non-GAAP financial measures assist the Company and investors in making a ready comparison of the Company’s financial measures for its third quarter of fiscal 2010 and year-to-date results against the Company’s results for the respective current year period. The following tables reconcile non-GAAP measures to the related GAAP financial measure for the periods presented:

	13 Weeks Ended October 30, 2010
	GAAP Basis As Reported	Amounts Adjusted		Non-GAAP As Adjusted
Net sales	$123,606	$—		$123,606
License fees from leased departments	1,676	—		1,676
Cost of sales	(70,590)	—		(70,590)

Gross profit	54,692	—		54,692
Selling, general and administrative expenses	(58,412)	10,589	(1)	(47,823)

Income / (loss) from operations	(3,720)	10,589		6,869
Interest expense	(167)	—		(167)

Income / (loss) before taxes	(3,887)	10,589		6,702
Income tax (expense) / benefit	1,409	(3,837)		(2,428)

Net income / (loss)	$(2,478)	$6,752		$4,274

Basic earnings / (loss) per share	$(0.13)	$0.36		$0.23
Diluted earnings / (loss) per share	$(0.13)	$0.35		$0.22
Basic weighted average shares outstanding	18,869,339	18,869,339		18,869,339
Diluted weighted average shares outstanding	18,869,339	19,034,912	(2)	19,034,912

(1)	Includes one-time pre-tax charges of $10.6 million related to the initial public offering, which were primarily fees associated with the termination of our consulting agreement with Sun Capital Management.
(2)	Includes 165,573 shares of non-vested stock which were anti-dilutive on a GAAP basis due to the net loss for the thirteen weeks ended October 30, 2010.

	39 Weeks Ended October 30, 2010
	GAAP Basis As Reported	Amounts Adjusted		Non-GAAP As Adjusted
Net sales	$348,615	$—		$348,615
License fees from leased departments	4,643	—		4,643
Cost of sales	(196,076)	—		(196,076)

Gross profit	157,182	—		157,182
Selling, general and administrative expenses	(144,983)	10,589	(1)	(134,394)

Income from operations	12,199	10,589		22,788
Interest expense	(571)	—		(571)

Income before taxes	11,628	10,589		22,217
Income tax expense	(4,455)	(3,837)		(8,292)

Net income	$7,173	$6,752		$13,925

Basic earnings per share	$0.43	$0.40		$0.83
Diluted earnings per share	$0.42	$0.40		$0.82
Basic weighted average shares outstanding	16,729,537	16,729,537		16,729,537
Diluted weighted average shares outstanding	16,960,722	16,960,722		16,960,722

(1)	Includes one-time pre-tax charges of $10.6 million related to the initial public offering, which were primarily fees associated with the termination of our consulting agreement with Sun Capital Management.

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200